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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Administrative Committee for the
   NATCO Group Profit Sharing and Savings Plan:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of NATCO Group Inc. (filed under Securities and Exchange Commission File No. 333-46410) of our report dated July 1, 2002, relating to the statements of net assets available for plan benefits of the NATCO Group Profit Sharing and Savings Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001, which appear in the December 31, 2001 Annual Report on Form 11-K of the NATCO Group Profit Sharing and Savings Plan.



/s/ KPMG LLP


Houston, Texas
July 1, 2002